Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700


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                                 Silver Screen

                                  Partners II

                             Second Quarter Report

                                      1996




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DEAR LIMITED PARTNER:

     As discussed in previous correspondence, Silver Screen Partners II, L.P. and the Walt Disney Company agreed on the sale of the Partnership's interest in the Joint Venture. Accordingly, on February 16th, the Partnership made a distribution based on this sale. From inception to date, we have distributed a total of $276 million, or a total of $717 per $500 unit for investors who were part of the first closing in June 1985.

     We will continue to operate the Partnership until dissolution, which we hope will take place by year-end. Funds have been reserved for operational purposes, and remaining funds in reserve at the time of dissolution will be distributed to investors.

     Our Third Quarter Report will be mailed in October. If you need any assistance in the meantime, please contact our Investor Relations Department between the hours of 10 A.M. and 2 P.M.

Sincerely,



/s/ Roland W. Betts
- -------------------
Roland W. Betts
 President




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BALANCE SHEETS (UNAUDITED)

                                                         June 30, 1996     December 31, 1995
                                                         -------------     -----------------
ASSETS

Current assets:
Cash ................................................      $        302       $    818,642
Temporary investments (at cost plus accrued interest,
  which approximates market) (Note 2) .................      10,767,115          3,493,817
                                                           ------------       ------------
Total current assets ................................        10,767,417          4,312,459
Investment in Joint Venture (Note 3) ................              --              591,842
                                                           ------------       ------------
                                                           $ 10,767,417       $  4,904,301
                                                           ============       ============

LIABILITIES AND PARTNERS' EQUITY

Current liabilities:
Due to managing general partner .....................      $     21,607       $     30,896
                                                           ------------       ------------
Total current liabilities ...........................            21,607             30,896
Other liabilities ...................................           100,000            100,000
                                                           ------------       ------------
Total liabilities ...................................           121,607            130,896
                                                           ------------       ------------
Partners' equity:
General partners ....................................           (77,937)          (958,843)
Limited partners ....................................        10,723,747          5,732,248
                                                           ------------       ------------
Total partners' equity ..............................        10,645,810          4,773,405
                                                           ------------       ------------
                                                           $ 10,767,417       $  4,904,301
                                                           ============       ============


                       See notes to financial statements.




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STATEMENTS OF OPERATIONS (UNAUDITED)


                                                     Three Months        Six Months      Three Months        Six Months
                                                            Ended             Ended             Ended             Ended
                                                    June 30, 1996     June 30, 1996     June 30, 1995     June 30, 1995
                                                    -------------     -------------     -------------     -------------
REVENUES:

Gain on Sale of Joint Venture's interest ...........                     $43,186,462
Income from Joint Venture (Note 3) .................                            --         $ 2,001,083       $ 2,792,944
Interest income ....................................   $   144,807           587,184            26,386            71,179
                                                       -----------       -----------       -----------       -----------
                                                           144,807        43,773,646         2,027,469         2,864,123

COSTS AND EXPENSES:

General and administrative expenses ................        81,539           400,941           174,078           359,586
                                                       -----------       -----------       -----------       -----------
Net income .........................................   $    63,268       $43,372,705       $ 1,853,391       $ 2,504,537
                                                       ===========       ===========       ===========       ===========

NET INCOME ALLOCATED TO:

General partners ...................................   $     9,490       $ 6,505,906       $   278,009       $   375,681
Limited partners ...................................        53,778        36,866,799         1,575,382         2,128,856
                                                       -----------       -----------       -----------       -----------
                                                       $    63,268       $43,372,705       $ 1,853,391       $ 2,504,537
                                                       ===========       ===========       ===========       ===========
Net income per a $500 limited partnership unit
  (based on 385,200 units outstanding) .............   $      0.14       $     95.71       $      4.09       $      5.53
                                                       ===========       ===========       ===========       ===========


                       See notes to financial statements.





STATEMENTS OF PARTNERS' EQUITY (UNAUDITED)

                                                                                           Year Ended December 31, 1995
                                                                                     and Six Months Ended June 30, 1996
                                                                 ======================================================
                                                                 General Partners     Limited Partners         Total
                                                                 ----------------     ----------------         -----
Balance, January 1, 1995 ................................           $ (1,513,056)      $  2,591,712        $  1,078,656
Net income, 1995 ........................................                724,154          4,103,536           4,827,690
Distributions, 1995 .....................................               (169,941)          (963,000)         (1,132,941)
                                                                    ------------       ------------        ------------
Balance, December 31, 1995 ..............................               (958,843)         5,732,248           4,773,405
NET INCOME, SIX MONTHS 1996 .............................              6,505,906         36,866,799          43,372,705
DISTRIBUTIONS DURING SIX MONTHS 1996 ....................             (5,625,000)       (31,875,300)        (37,500,300)
                                                                    ------------       ------------        ------------
                                                                    $    (77,937)      $ 10,723,747        $ 10,645,810
                                                                    ============       ============        ============


                       See notes to financial statements.




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STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                         Six Months Ended   Six Months Ended
                                                           June 30, 1996      June 30, 1995
                                                         ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income ..............................................   $ 43,372,705     $  2,504,537
Adjustments to reconcile net income to net cash
  provided by operating activities:
  (Increase) decrease in accrued interest receivable ......      (70,551)           5,248
Net change in operating assets and liabilities:
  Decrease in due to managing general partner .............       (9,289)         (58,120)
                                                            ------------     ------------
Net cash provided by operating activities ...............     43,292,865        2,451,665
                                                            ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Distributions received from Joint Venture
  less than equity in income                                        --         (1,069,685)
Decrease in investment in Joint Venture .................        591,842             --
Purchase of temporary investments, net ..................     (7,202,747)        (298,828)
                                                            ------------     ------------
Net cash used in investing activities ...................     (6,610,905)      (1,368,513)
                                                            ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Distributions to partners ...............................    (37,500,300)      (1,132,941)
                                                            ------------     ------------
Net cash used in financing activities ...................    (37,500,300)      (1,132,941)
                                                            ------------     ------------
Net decrease in cash ....................................       (818,340)         (49,789)
Cash, beginning of year .................................        818,642           63,669
                                                            ------------     ------------
Cash at end of six months ...............................   $        302     $     13,880
                                                            ============     ============


                       See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS


1. PARTNERSHIP PROCEEDS

The Partnership Agreement provides that all Partnership income, losses and distributable cash ("Proceeds") are distributed 99% to the limited partners and 1% to the general partners until the Partnership has satisfied certain tests. Thereafter, all Proceeds will be allocated 85% to the limited partners and 15% to the general partners. These tests were satisfied in the first quarter of 1994. Therefore, all proceeds beginning with the second quarter have been allocated 85% to the limited partners and 15% to the general partners.


2.  TEMPORARY INVESTMENTS

Temporary investments represent investments in commercial paper.


3. INVESTMENT IN JOINT VENTURE

The investment in the Joint Venture was accounted for using the equity method of accounting. Under the equity method, the investment was initially recorded at cost, and was thereafter increased by additional investments, adjusted by the Partnership's share of the Joint Venture's results of operations, and reduced by distributions received from the Joint Venture. The Joint Venture's fiscal year ends September 30, while the Partnership's fiscal year ends December 31. On January 1, 1996 the investment in the Joint Venture was $591,842.

The Partnership entered into a Letter Agreement (the "Buyout Agreement") with Disney dated September 11, 1995, providing for the sale to Disney of all of the Partnership's interest in the Joint Venture. In accordance with the Buyout Agreement the closing of the sale occurred on January 2, 1996 and the purchase price paid to the Partnership was $44,678,304 in cash after an adjustment for certain film revenues totaling $321,696 received in 1995.



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